EXHIBIT 10.59

WASHINGTON GROUP INTERNATIONAL VOLUNTARY DEFERRED COMPENSATION PLAN Amended and Restated Effective as of January 1, 2009

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ARTICLE I

PURPOSE OF PLAN

Effective as of January 1, 2003, Washington Group International, Inc. established the Washington Group International Voluntary Deferred Compensation Plan, which was subsequently amended and restated on August 14, 2003 (the “Prior Plan”).  Effective as of January 1, 2009, the Prior Plan is amended and restated as set forth in this document to comply with Code Section 409A and for certain other purposes.  Amounts earned and vested as of December 31, 2004 under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan.  Amounts earned or vested under this Plan or the Prior Plan after December 31, 2004 (except for interest accrued on amounts earned and vested as of December 31, 2004) shall be subject to the terms and conditions of this Plan.

The purpose of the Plan is to provide certain key employees of URS Corporation and its affiliates with an opportunity to defer a portion of their salary and certain types of incentive compensation as a means of supplementing their retirement income or satisfying other personal financial objectives.  The Plan is intended to qualify under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

DEFINITIONS

Section 2.1              Definitions.  Whenever used in this instrument the following terms shall have the following respective meanings set forth in this Section 2.1:

“Account” means the deferred compensation account maintained for a Participant pursuant to Article IV.

“Administrative Committee” means an administrative committee designated by the Committee for the purpose of overseeing the day-to-day administration and operation of the Plan in accordance with Section 6.1.

“Beneficiary” means the person designated, or deemed designated, by the Participant pursuant to Article VII, who will receive payments as provided under the Plan in the event of the Participant’s death.

“Board” means the Board of Directors of the Plan Sponsor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means (a) the Compensation Committee, which committee shall be responsible for administering and operating the Plan in accordance with Article VI, or (b) the Administrative Committee as acting pursuant to authority delegated to it under this Plan.

“Company” means the Plan Sponsor and each affiliate of the Plan Sponsor.

“Compensation Committee” means the Compensation Committee of the Board.

“Deferral Election” means an election to defer all or a portion of Salary or Incentive Compensation for a Plan Year that is made by a person who is an eligible employee under Section 3.1 or who has already become a Participant in a prior Plan Year.

“Designated Company 401(k) Plan” means a 401(k) Plan sponsored by a Company and designated by the Committee as an eligible plan for purposes of determining Participants under this Plan.

“Division” means the Washington Division of URS Corporation.

“Election Period” means (i) for any Plan Year, the period commencing on November 1 and ending on December 31 of the immediately preceding Plan Year, or (ii) such other periods as the Committee may designate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Incentive Compensation” means cash compensation which is in excess of a Participant’s base salary and which is payable by a Company to the Participant for a Plan Year pursuant to a short-term or project incentive compensation plan or arrangement maintained by the Company.  The term “Incentive Compensation” shall not include any remuneration defined as long-term compensation by the Company or any amounts designated by the Company as not being eligible compensation under this Plan.

 “Participant” means an employee of a Company who is eligible to participate in the Plan pursuant to Section 3.1 and has made a Deferral Election pursuant to Section 3.2.  Subject to Section 3.3, once an employee becomes a Participant, he shall continue to be a Participant until the entire balance credited to his Account is paid in full in accordance with Article V.

“Plan” means the Washington Group International Voluntary Deferred Compensation Plan, as set forth herein and as amended from time to time.

“Plan Sponsor” means URS Corporation, and its successors and assigns.

“Plan Year” means the calendar year.

“Qualifying Position” has the meaning ascribed to such term in Section 3.1.

“Salary” means the base salary payable in cash to a Participant by a Company.

“Separation from Service” has the meaning ascribed to such term under Code Section 409A and the final regulations thereunder.

Section 2.2              Rules of Construction.  Unless the context otherwise requires (i) a term shall have the meaning assigned to it in Section 2.1; (ii) all references to “Section” and “Article”

shall be to sections and articles of this instrument; (iii) words in the singular shall include the plural, and vice-versa; and (iv) words in the masculine gender shall include the feminine and neuter, and vice-versa.

ARTICLE III

ELIGIBILITY; DEFERRAL ELECTIONS

Section 3.1             Eligibility.  An employee of a Company shall be eligible to participate in the Plan if (i) the employee has attained a position with a Company having an “X” pay grade, as classified by the Company (any such position a “Qualifying Position”), (ii) the employee is eligible to participate in a Designated Company 401(k) Plan, (iii) the employee is selected for participation in this Plan as directed by the Compensation Committee or the President of the Division, and (iv) the employee is notified by the Committee of such selection.  The notice of selection sent by the Committee shall be in such form and shall be provided in such manner as the Committee may determine.  Subject to Section 3.3, once an employee becomes a Participant, he shall continue to be a Participant until the entire balance credited to his Account is paid in full in accordance with Article V.

Section 3.2             Deferrals.

(a)           Election Periods and Deferral Elections.  An eligible employee shall become a Participant on the first eligible pay cycle immediately succeeding the Election Period during which he first makes a Deferral Election, and he shall continue to be a Participant until the entire balance credited to his Account is paid in full in accordance with Article V.  Notwithstanding the foregoing, the Committee may in its sole and absolute discretion permit an eligible employee to make a Deferral Election within thirty (30) days of initial eligibility to participate, and in the event such a Deferral Election is made, the Deferral Election shall relate only to Salary and Incentive Compensation earned for the remainder of the Plan Year following the expiration of such thirty (30) day period.

(b)           Effect of Deferral Election.  A Deferral Election shall constitute an irrevocable election by a Participant, and an express authorization to the Company which employs such Participant, to defer the receipt of all or a portion of the Salary and Incentive Compensation that would otherwise have been payable to the Participant for the Plan Year covered by the Deferral Election.

(c)           Amount of Deferral.  A Participant may elect to defer an amount (i) between five percent (5%) and fifty percent (50%) of his Salary for a Plan Year, and (ii) between five percent (5%) and eighty-five percent (85%) of his Incentive Compensation for a Plan Year, expressed in whole numbers.  A separate Deferral Election must be made with respect to each Plan Year in order for the Participant to defer Salary or Incentive Compensation for that Plan Year.  In the event a Participant does not make a Deferral Election during the Election Period with respect to a particular Plan Year, no amount of the Participant’s Salary or Incentive Compensation for that Plan Year shall be deferred hereunder.

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(d)           Limitation On Amount of Deferral.  Notwithstanding Section 3.2(c) or any other provision of the Plan to the contrary, if the Company determines that the portion of a Participant’s Incentive Compensation for a Plan Year that is not deferred hereunder is less than the amount of withholding taxes applicable to such Participant’s entire Incentive Compensation for such Plan Year, the amount of such withholding taxes shall be subtracted from and shall reduce the Incentive Compensation which the Participant elects to defer pursuant to Section 3.2(c).

Section 3.3            Termination of Deferrals.  In the event a Participant ceases to hold any Qualifying Position or is no longer eligible to participate in any Designated Company 401(k) Plan, the Participant shall not be eligible to defer any amounts under this Plan after the end of the Plan Year in which such event occurs.  The Committee shall so notify the Participant, and the crediting of deferral amounts under this Plan on behalf of such Participant shall cease at the end of the then-current Plan Year.  In the event the Participant subsequently re-attains a Qualifying Position and once again becomes eligible to participate in a Designated Company 401(k) Plan, the Committee or the President of the Division may, in their sole discretion, determine that the Participant is once again eligible to defer amounts under this Plan.  In such an event, the Participant must submit a new Deferral Election, which shall not be effective for amounts earned prior to the start of the Plan Year following his reinstatement.

ARTICLE IV

ESTABLISHMENT AND MAINTENANCE OF ACCOUNTS

Section 4.1            Establishment of Accounts.  The Committee shall establish a separate bookkeeping account for each Participant that shall be designated as the Participant’s “Account” under the Plan.  The Plan Sponsor shall credit to such Account an amount equal to the Salary and Incentive Compensation deferred pursuant to the Participant’s Deferral Elections plus interest credited pursuant to Section 4.2, and shall charge such Account for any distributions under the Plan with respect to the Participant or his Beneficiary.  Salary or Incentive Compensation deferred hereunder shall be credited to the Account of a Participant as soon as administratively feasible following the date the Salary or Incentive Compensation would have been paid to the Participant.

Section 4.2            Interest Credits.  Each Account shall be credited with interest commencing on the date the Account is established and up until the date of a Participant’s Separation from Service.  The interest rate credited for any Plan Year shall be the Moody’s Average Corporate Bond Rate for August of the immediately preceding year, and the Plan Sponsor shall notify each Participant of such rate prior to commencement of a Plan Year.  Such interest shall be credited monthly and compounded monthly.  Following a Participant’s Separation from Service, interest shall be credited at such rate and in such manner as the Administrative Committee determines is consistent with the rate at which interest is credited and the manner in which interest is credited hereunder prior to such Separation from Service.

Section 4.3            Account Valuation; Participant Statements.  For each Plan Year or more frequently as the Committee may determine, the Committee shall provide a written statement to each Participant setting forth as of a date specified in such statement: (i) the amount of his Salary and Incentive Compensation, if any, deferred under the Plan, (ii) the rate at which interest was credited to his Account and the aggregate amount of interest credited to the Account since the last such statement, and (iii) his total Account balance.

ARTICLE V

DISTRIBUTION OF ACCOUNTS

Section 5.1             Form and Timing of Payment.

(a)           Deferred Payment Date.  At the time a Participant makes his initial Deferral Election, he shall elect the form and timing of payment of his Account to occur after his Separation from Service.  A Participant is permitted to choose payment in the form of either a lump sum as soon as practical after his Separation from Service (a “Separation Distribution”), a lump sum as soon as practical after the end of the Plan Year in which his Separation from Service occurs (a “Year Following Separation Distribution”), annual installments over a period of five (5), ten (10) or fifteen (15) years starting as soon as practical after his Separation from Service (a “Separation Installment Distribution”), or annual installments over a period of five (5), ten (10) or fifteen (15) years starting as soon as practical after the end of the Plan Year in which his Separation from Service occurs (a “Year Following Separation Installment Distribution”); provided, however, that notwithstanding any such election, if a Participant’s Account balance is less than Fifty Thousand Dollars ($50,000) on the date of his Separation from Service, his Account shall be paid as if he had elected to receive a lump sum distribution (payable as a Separation Distribution if the Participant elected a Separation Installment Distribution, and payable as a Year Following Separation Distribution if the Participant elected a Year Following Separation Installment Distribution).  If a Participant fails to make a payment election, his Account shall be paid as if he had elected a Separation Distribution.

Notwithstanding anything in the Participant’s election or in this Plan to the contrary:

(i)           Any amount payable pursuant to a Separation Distribution shall be paid in a lump sum during the seventh month following the Participant’s Separation from Service;

(ii)          Any amount payable pursuant to a Year Following Separation Distribution shall be paid during January following the year in which the Participant’s Separation from Service occurred; provided that in the event such payment would occur during the six-month period immediately following the Participant’s Separation from Service, the payment will be delayed until the seventh month following the Participant’s Separation from Service;

(iii)         the first installment payment of any amount payable pursuant to a Separation Installment Distribution shall be paid during the seventh month following the Participant’s Separation from Service, and the remaining installments shall be paid during each subsequent January following the payment of the first installment payment, over the period elected by the Participant; and

(iv)         the first installment payment of any amount payable pursuant to a Year Following Separation Installment Distribution shall be paid during January following the year in which the Participant’s Separation from Service occurred; provided that in the event the first installment payment would occur during the six-month period immediately following the Participant’s Separation from Service, the payment will be delayed until the seventh month following the Participant’s Separation from Service; and, in either event, the remaining installments shall be paid during each subsequent January following the payment of the first installment payment, over the period elected by the Participant.

A Participant may change such elections to extend the payment date or change the form of payment; provided, however, that the new election must be submitted at least twelve (12) months prior to the Participant’s Separation from Service, must defer the commencement of payment for a period of at least five (5) years from the date such payment would otherwise have paid (or in the case of installments, five (5) years from the date the first installment was scheduled to be paid), and may not become effective less than twelve (12) months after the date on which the election is made.

(b)          Payment Upon Death.  Notwithstanding Section 5.1(a), in the event of the Participant’s death,  any unpaid portion of the Participant’s Account shall be distributed in a lump sum to his Beneficiary(ies).  A distribution pursuant to this Section 5.1(b) shall be made as soon as practical, but not later than 60 days, after the Participant’s death.

Section 5.2            Committee Action.  The Compensation Committee may, in its sole and absolute discretion, accelerate the payment of all or any portion of the balance credited to a Participant’s Account in the event the Compensation Committee determines that the Plan fails to meet the requirements of Code Section 409A and the final regulations thereunder; provided that such payment may not exceed the amount required to be included in income as a result of such failure.  In no event shall any Participant have a direct or indirect election as to whether the Committee’s discretion will be exercised in such an event..

ARTICLE VI

ADMINISTRATION

Section 6.1            Authority and Duties of Administrator.  The Compensation Committee shall be responsible for administering the Plan and shall have the authority and absolute discretion to (i) determine the eligibility of employees to participate in the Plan (which authority is shared with the President of the Division), (ii) interpret, construe and make determinations under the Plan, (iii) establish such rules as may be necessary or appropriate for the administration of the Plan, (iv) maintain Accounts, books and records with respect to the Plan, (v) calculate the amount of Salary and Incentive Compensation deferred and interest credited under the Plan, (vi) delegate to an Administrative Committee authority to take certain actions on behalf of the Committee and to oversee the day-to-day operation of the Plan, and (vii) take such other action in the administration of the Plan as the Committee deems necessary or appropriate in furtherance hereof.  Any interpretation, construction or determination made or action taken by the Committee with respect to the Plan shall be conclusive and binding on all persons interested therein.

Section 6.2            Manner of Taking Action.  All actions permitted or required to be taken hereunder by a person who is an eligible employee under Section 3.1 or a Participant shall be effective only if such action is taken at the time and in the manner prescribed by the Committee and in accordance with the terms of the Plan.  All actions permitted or required to be taken hereunder by the Committee may be taken by a majority of its members at a meeting in person or by telephone, or by unanimous written consent of such members.  The Committee may delegate to any one or more of its members authority to individually take any action the Committee is authorized to take hereunder.

Section 6.3             Plan Expenses.  All expenses of administering the Plan shall be borne by the Company.

Section 6.4            Indemnification of Administrator.  To the extent permitted by law, the Plan Sponsor shall indemnify and save harmless any person serving as a member of the Compensation Committee or the Administrative Committee, or both, from claims for liability, loss or damage (including payment of expenses in connection with defense against any such claim) which result from such person’s good faith exercise or failure to exercise any responsibilities with respect to the Plan.

Section 6.5             Claims Procedure.

(a)           Benefit Claims.  A Participant (or his legal representative in the event of the Participant’s disability or his Beneficiaries in the event of the Participant’s death) may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail.  Such a claim shall not be permitted unless submitted within two years from (i) in the case of a lump sum payment, the date on which the payment was made, (ii) in the case of installment payments, the date on which the first in the series of payments was made, or (iii) in the case of all other claims, the date on which the action complained of occurred or the inaction complained of should have occurred.  The Committee shall notify the claimant within ninety (90) days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee prior to the end of the ninety (90) day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional sixty (60) days.  Notice of the Committee’s decision shall be in writing, sent by mail to the Participant’s or Beneficiary’s last known address and, if the claim is denied, such notice shall (i) state the specific reasons for denial, (ii) refer to the specific provisions of the Plan upon which such denial is based, and (iii) describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the review procedure in Section 6.5(b), including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(b)           Review Procedure.  A claimant is entitled to request a review of any denial of his claim under Section 6.5(a).  The request for review must be submitted to the Committee in writing within sixty (60) days of mailing by the Committee of notice of the denial.  Absent a request for review within the sixty (60) day period, the claim shall be deemed extinguished in its entirety.  The claimant or his representative shall be entitled to submit issues and comments orally and in writing as well as other relevant documents to the Committee.  The claimant shall also be entitled to receive from the Committee, upon request and free of charge, reasonable access to and copies of all documents, records and other information relating to his claim.  The review shall be conducted by the Committee, which shall afford the claimant a hearing and which shall render a decision in writing within sixty (60) days of a request for a review, provided that, if the Committee determines prior to the end of such sixty (60) day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional sixty (60) days.  The review shall take account of all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination under Section 6.5(a).  The claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.  The claimant shall also be notified that, upon request and free of charge, the claimant can have reasonable access to and copies of all documents, records and other information relevant to his claim.

ARTICLE VII

BENEFICIARY DESIGNATION

A Participant may, on a form prescribed by and filed with the Committee, designate one or more Beneficiaries to receive the balance credited to the Participant’s Account, if any, in the event of the Participant’s death prior to full payment thereof.  If the designated Beneficiary is not the spouse of the Participant, the spouse must consent to the nonspousal Beneficiary designation, acknowledging his or her waiver of rights to the benefit, by providing the spouse’s notarized consent on the signature form.  Such beneficiary designation may be changed by the Participant at any time without the consent of any prior Beneficiary (other than the spouse) upon receipt by the Committee of a new designation to that effect; provided, however, that no such designation shall be effective unless received by the Committee prior to the Participant’s death.  If a Participant fails to designate a Beneficiary hereunder, or if no Beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Beneficiary.

ARTICLE VIII

AMENDMENT OR TERMINATION

The Compensation Committee may amend the Plan from time to time or suspend or terminate the Plan at any time; provided, however, that no amendment, suspension or termination shall reduce the Participant’s Account balance immediately prior to such amendment, suspension or termination.  In the event the Plan is suspended, payment of Accounts shall not be accelerated, and the terms of the Plan shall continue to apply until full payment thereof is made to the Participant or Beneficiary. In the event the Plan is terminated, the balance credited to a Participant’s Account shall be paid in a lump sum; provided that (i) the Company terminates at the same time any other arrangement that would be aggregated with the Plan under Section 409A; (ii) the Company does not adopt any other arrangement that would be aggregated with the Plan under Section 409A for three (3) years; (iii) the payments upon such termination shall not commence until twelve (12) months after the date of termination (other than payments already scheduled to be made); (iv) all payments upon such termination are made within twenty-four (24) months after the date of termination; and (v) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company.

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ARTICLE IX

MISCELLANEOUS

Section 9.1             Liability of Company; Nature of Obligation.  Nothing herein shall be deemed to constitute the creation of a trust or other fiduciary relationship between a Company and any of its employees or between a Company and any other person.  Neither the Plan Sponsor nor any Company shall be considered a trustee by reason of this Plan.  Participants, Beneficiaries and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company with respect to a Participant’s Account and any Salary and Incentive Compensation deferred or interest credited hereunder, and all amounts deferred or credited to an Account shall be payable solely from the general assets of the Company.

Section 9.2             Right of Set-Off.  Notwithstanding any provision of the Plan to the contrary, the Plan Sponsor shall have the right to reduce and offset any payment a Participant or Beneficiary is entitled to receive hereunder by the amount of any debt or other amount owed to a Company by the Participant at the time of such payment.

Section 9.3              No Guarantee of Employment.  Nothing contained herein shall require the Plan Sponsor or any Company to continue the employment of any person, and the Plan Sponsor and any Company shall have the right to terminate the employment of any person at any time notwithstanding the terms of the Plan.

Section 9.4              Benefits Not Assignable.  The Account of a Participant and any right or interest in any Salary or Incentive Compensation deferred or interest credited hereunder shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind or nature, or claim for alimony or support pursuant to a divorce decree or other court order, and any attempt to accomplish the foregoing shall be null and void.

Section 9.5              Severability.  If any particular provision of the Plan shall be found by final judgement of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of the Plan and the other provisions of the Plan shall remain in full force and effect.

Section 9.6               Tax Withholding.  Any amounts payable hereunder shall be subject to all applicable federal, state and local tax withholding.

Section 9.7               Headings.  The headings of the several Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms of the provisions hereof.

Section 9.8                Governing Law.  To the extent not subject to ERISA, the Plan shall be governed by and construed and enforced in accordance with the laws of the State of Idaho, without regard to conflicts of laws principles thereof.